Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement, dated December 14, 2016 (this “Agreement”), is entered into by and between HYDRA INDUSTRIES ACQUISITION CORP., a Delaware corporation (the “Company”), and DANIEL B. SILVERS, having an address at 1199 Park Avenue, Apt. 17A, New York, NY 10128 (the “Executive”). Capitalized terms used but not otherwise defined in this Agreement have the respective meanings set forth herein. This Agreement will be effective upon, and subject to, the consummation of the Business Combination pursuant to the Sale Agreement. In the event the Sale Agreement is terminated in accordance with its terms, this Agreement shall be void ab initio and have no effect.

WHEREAS, the Company and the Executive desire to state the terms and conditions under which the Executive will be employed by the Company;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and the Executive, intending to be legally bound, hereby agree as follows effective upon the closing of the Business Combination (such date, the “Commencement Date”):

1.           EMPLOYMENT. The Company agrees to employ the Executive and the Executive agrees to be employed by the Company on and subject to the terms and conditions set out in this Agreement.

2.           COMMENCEMENT AND TERM.

(a)          The Executive’s employment with the Company under this Agreement shall begin on the Commencement Date.

(b)          The employment of the Executive shall (subject to Section 16 hereof) be for an indefinite period. Except in the case of “Cause” (as defined below), the employment shall be terminable by the Company giving not less than three months’ notice in writing to the Executive or by the Executive giving not less than three months’ notice in writing to the Company.

(c)          The Company may at its absolute discretion elect to terminate the employment of the Executive with immediate effect on or at any time after either party gives notice pursuant to Section 2(b) by paying to the Executive all salary, maximum annual bonus and other benefits contractually due to him (or an amount equal to the cash value thereof) in respect of the notice period or, if less, the notice period still outstanding; provided, that in such case any incentive and equity (or equity-based) compensation shall be deemed fully vested at the effective date of such termination (except for any award under the Plan (as defined below), which award shall not be deemed fully vested, but in the case of termination by the Company without Cause or termination by the Executive for Good Reason shall remain subject to potential future vesting as provided in Section 16(b)(VI)).

3.           OBLIGATIONS DURING EMPLOYMENT.

(a)           During his employment, the Executive shall:

(i)           serve the Company to the best of his ability in the capacity of its Chief Strategy Officer;

(ii)          faithfully and diligently perform such duties and exercise such powers as the Board may from time to time properly assign to or confer upon him insofar as is consistent with his position;

(iii)           if and so long as the Board so directs (and the Executive agrees), perform and exercise such duties and powers on behalf of any Associated Company and act as a director or other officer of any Associated Company; provided, that (A) such duties are ancillary to his job title stated in Section 3(a)(i), and (B) the Executive’s contract of employment shall not be transferred to any other company of the Group at any time;

(iv)           do all reasonably in his power to protect, promote, develop and extend the business interests and reputation of the Group, all at the expense of the Group (subject to compliance with Section 11);

(v)           at all times and in all material respects (A) conform to and comply with (1) any lawful direction of the Board serving a reasonable business purpose and not inconsistent with this Agreement, (2) the provisions of the Company’s Certificate of Incorporation (as amended from time to time), and (3) the requirements of any relevant regulatory body or securities exchange governing the activities of any member of the Group and (B) conform to and so far as he is able to comply with the conditions to and terms of any license (the terms of which he is first made aware of by the Company) granted to any member of the Group; and

(vi)           promptly give to the Board (in writing if so requested) all such information, explanations and assistance as it may lawfully require for any reasonable business purpose in connection with the business and affairs of the Company and any Associated Company for which he is required to perform duties.

(b)          After a party gives notice to the other party to terminate this Agreement pursuant to Section 2(b), the Company at any time during the continuance of the Executive’s employment after such notice is given may require the Executive not to attend work and/or not to undertake any or all of his duties or to allocate other duties to him. During any such period where the Executive is required not to attend work and/or not to undertake any or all of his duties pursuant to Section 3, the Company:

(i)           shall not be obliged to provide the Executive with any work;

(ii)          may require the Executive to resign as a director of any Associated Company; and

(iii)          shall continue to pay to the Executive salary and maximum annual bonus and provide any other benefits to which he is contractually entitled (including, for the avoidance of doubt, the Deferral Portion) and the Executive shall remain bound by the terms and conditions of this Agreement (the Executive’s attention is particularly drawn to Section 15 below), provided, that the Executive shall not be subject to any limitations of Section 4(a)(i) or (b)(iv) hereof during the notice period.

4.	FURTHER OBLIGATIONS OF THE EXECUTIVE.

(a)

(i)          The Executive’s employment hereunder shall be non-exclusive; provided, however, that during his employment the Executive shall not without prior written consent of the Board serve on the board of directors of more than five companies the common equity securities of which are traded publicly on any national securities exchange. The foregoing limitation shall not apply to those directorships held by the Executive in any Associated Company. The Executive’s activities for Matthews Lane Capital Partners LLC or any of its affiliates (collectively, “MLCP”) shall not be restricted in any way, and the Executive may be involved in or act as an officer, director, employee or other representative of any private company as he may in his sole discretion determine. For the avoidance of doubt, the Company further acknowledges that the Executive has not committed any specific time to the Company, and his outside activities will not be limited except by this Section 4(a)(i) and Section 4(a)(ii) below.

(ii)         Notwithstanding the non-exclusive nature of the Executive’s employment hereunder, during his employment, and during the period for which the Executive receives any payments provided for in the last sentence of Section 16(b), the Executive shall not, directly or indirectly, engage in any business which is directly competitive with any business conducted by the Inspired Entertainment Group during his employment, in any geographic area in which such business was so conducted by the Inspired Entertainment Group. Executive agrees and acknowledges that the consideration provided under this Agreement is sufficient to justify such limitation on the Executive’s ability to earn a livelihood in a business directly competitive with the Inspired Entertainment Group.

(b)          During his employment, the Executive:

(i)           shall not directly or indirectly procure, accept or obtain for his own benefit (or for the benefit of any other person) any payment, rebate, discount, commission, voucher, gift, entertainment or other benefit (“Gratuities”) from any third party in respect of any business transacted or proposed to be transacted (whether or not by him) by or on behalf of the Company or any Associated Company in violation of Company policies applicable to Gratuities;

(ii)           shall observe the terms of any policy issued by the Company in relation to such Gratuities and any other bribery or corruption related laws which are relevant to the jurisdictions in which the Group does business;

(iii)           shall immediately disclose and account to the Company for any such Gratuities received by him (or by any other person on his behalf or at his instruction); and

(iv)           shall promptly disclose to the Board full details of any investment (of whatever sort) he makes in any business or company within the Group’s area(s) of industry / sector(s).

5.	REMUNERATION.

(a)          The Company shall pay to the Executive during his employment a salary (which shall accrue from day to day) at the rate of US$350,000.00 per year. The salary shall be payable by 12 equal monthly installments per annum in arrears and shall be subject to review by the Compensation Committee annually but without any commitment to increase. For the avoidance of doubt, the Executive’s salary (as may be increased from time to time) shall not be decreased during his employment. Notwithstanding anything to the contrary, the Executive will, during his employment, have a salary and other benefits and perquisites at levels that are each more favorable than those respective levels offered to any other executive of the Company or Associated Companies Controlled by the Company with the exception of the Chief Executive Officer, the Executive Chairman and/or not more than one other senior executive officer who may be hired after the date hereof.

(b)          The Executive will, during his employment, be eligible to earn a target annual bonus of not less than 100% of Executive’s annual base salary and a maximum annual bonus of 200% of Executive’s annual base salary. Annual performance goals, which will be the same as those that apply to the Chief Executive Officer of the Company, will be established by the Compensation Committee in consultation with the Executive, and such goals, once final, will be communicated to the Executive not later than 60 days after the start of the applicable fiscal year. Any annual bonus that becomes payable hereunder shall be paid to Executive within two and one-half months after the end of the applicable fiscal year.

(c)          Subject to the consummation of the Business Combination and to the Executive’s continued employment by the Company on January 1, 2017, effective as of January 1, 2017 the Executive shall be granted 150,000 shares of restricted stock pursuant to the Company’s 2016 Equity Incentive Plan (the “Plan”). The Executive will, during his employment, be eligible to receive additional incentive and equity (or equity-based) compensation and any other benefits at a level and on terms (including, without limitation, terms relating to any vesting acceleration) that are no less favorable than those offered to any other executive of the Company or Associated Companies Controlled by the Company with the exception of the Chief Executive Officer and/or the Executive Chairman. Notwithstanding anything to the contrary, the Executive shall be eligible to participate in any compensation plan or benefit or perquisite program of the Company or Associated Companies Controlled by the Company in which either the Chief Executive Officer or the Executive Chairman is eligible to participate (except to the extent, if any, that a U.S. person is not eligible to participate in such plan or program, in which case the Executive shall be provided with a reasonably equivalent benefit). For the avoidance of doubt, any compensation payable to the Executive pursuant to Sections 5(a) and 5(b) shall be subject to this Section 5(c).

(d)          In the event that the Executive ceases to be employed by the Company, any equity-based compensation held by the Executive shall be subject to the terms and conditions of the applicable plan and equity award agreement(s) as well as the terms of this Agreement, whichever is more favorable to the Executive.

(e)          In respect of consulting services previously provided, and which will continue to be made available up to and including the Commencement Date, by MLCP, the Company agrees to pay MLCP on January 3, 2017, $500,000 (the “Consulting Payment”). Notwithstanding anything to the contrary in this Section 5(e), the Company may elect to pay up to 50% of the Consulting Payment at any time between January 3, 2017 and the first anniversary of the Commencement Date (the “Deferral Portion”), provided in all events that the Deferral Portion shall be fully earned and vested as of the Commencement Date.

6.	[RESERVED]

7.	[RESERVED]

8.          WAGE DEDUCTIONS AND WITHHOLDINGS. The Executive hereby authorizes the Company to deduct from his salary or any other sums due to him from the Company, any sums due from the Executive to the Company, including without limitation any overpayment of salary. Without limiting the generality of the foregoing, the Company or any Associated Companies may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes or contributions as may be required to be withheld pursuant to any applicable law or regulation.

9.	OTHER REIMBURSEMENTS

(a)          Private Medical Insurance. The Company will reimburse MLCP or such other entity as the Executive may direct for health care benefits and insurance, including any fees payable to third party firms which provide access to such products, MLCP or such other entity provides and/or pays for the benefit of the Executive and his family during the Executive’s employment hereunder.

(b)          Communications Equipment and Service. During the Executive’s employment hereunder, the Company will reimburse the Executive or such other entity as the Executive may direct for expenses relating to a mobile phone (iPhone or similar device) and any associated service contract for such mobile phone. In no event is the Company entitled to possess or review such device or any of its contents.

10.         DEATH IN SERVICE. The Company will provide the Executive with life insurance based on the Company’s Group life insurance policy, the cover being four times salary, subject always to this level of cover being permitted by the life insurance policy provider.

11.	EXPENSES.

(a)          The Company shall, during his employment, reimburse the Executive in respect of all reasonable travelling accommodation, entertainment and other similar out-of-pocket expenses exclusively and reasonably incurred by him in or about the performance of his duties.

(b)          Except where specified to the contrary, all expenses shall be reimbursed subject to the Executive providing appropriate evidence (including receipts, invoices, tickets and/or vouchers as may be appropriate) of the expenditure in respect of which he claims reimbursement.

(c)          During the Executive’s employment hereunder, the Company will reimburse the Executive, or such other entity as the Executive may direct, for the annual fee of one credit card of the Executive’s choice.

12.	[RESERVED]

13.	INCAPACITY.

(a)           Subject to his complying with the Company’s procedures relating to the notification and certification of periods of absence from work, the Executive shall continue to be paid his salary (inclusive of any statutory sick pay or social security benefits to which he may be entitled) during any period of absence from work due to sickness, injury or other incapacity up to a maximum of 26 weeks in aggregate in any period of 52 consecutive weeks.

(b)           If any incapacity of the Executive shall be caused by an alleged action or wrong of a third party and the Executive shall decide to claim damages in respect thereof and shall recover damages for loss of earnings over the period for which salary has been or will be paid to him by the Company under Section 13(a), he shall account to the Company for any such damages for loss of earnings recovered (in an amount not exceeding the actual salary paid or payable to him by the Company under Section 13(a) in respect of the said period) less any costs borne by him in achieving such recovery. The Executive shall keep the Company advised of the commencement, progress and outcome of any such claim. If required by the Company (and on receipt of an indemnity from the Company for all the costs thereby incurred) the Executive shall use reasonable endeavors to recover such damages.

14.	INTELLECTUAL PROPERTY RIGHTS.

(a)          The Executive and the Company foresee that he may make, discover and/or create Inventions, Authorship Rights or Works (as each of those terms are defined below) in the course of his duties under this Agreement and agree that the Executive has special obligations to further the interests of the Company. The Executive agrees to the terms set out in this Section 14 in consideration for the salary, bonus and benefits set out in Sections 5, 9 and 10 above.

(b)          If the Executive (whether alone or with others) shall at any time during the period of his employment with the Company make an invention (whether or not patentable) designed to be used in any line of business then conducted by the Company or any Associated Companies (referred to in this Agreement as “Invention”) he shall promptly disclose to the Company full details of such Invention to enable the Company to assess it and to determine whether under the applicable law the Invention is the property of the Company; provided, that any Invention that does not belong to the Company shall be treated as confidential, and shall not be used or otherwise exploited, by the Company.

(c)          If the Executive (whether alone or with others) shall at any time during the period of his employment with the Company create any documents, data, drawings, specifications, articles, computer programs, software (object or source code), equipment, network designs, business logic, notes, sketches, drawings, reports, modifications, tools, scripts or other items directly or indirectly in the course of his employment and that are designed for use in any line of business then conducted by the Company or any Associated Companies in which the Executive is involved (“Works”), he shall promptly provide such Works to the Company and title in and to the tangible property of the Works shall immediately upon creation or performance vest in and shall be and remain the sole and exclusive property of the Company and the Executive hereby irrevocably and unconditionally assigns to the Company all right, title and interest in and to the same.

(d)          If any copyright, design right (whether registered or unregistered) or database rights in the Works (together “Authorship Rights”) or any Invention belong to the Company, the Executive shall consider himself as a trustee for the Company in relation to all such Authorship Rights or Invention and shall, at the request and expense of the Company, do all things necessary to vest all rights, title and interest in such Authorship Rights or Invention in the Company or its nominee absolutely as legal and beneficial owner and to secure and preserve full patent, copyright, design right or other appropriate forms of protection therefor in any part of the world as the Company shall in its discretion think fit.

(e)          If any Authorship Rights or Invention do not belong to the Company, the Company shall have the right to acquire for itself or its nominee the Executive’s rights in such Authorship Rights or Invention within three months after disclosure or provision pursuant to Section 14(b) or 14(c) of this Agreement (as applicable) or, if the Executive fails to disclose or provide documents or information pursuant to Section 14(b) or 14(c) of this Agreement (as applicable), the date on which the Company first has actual knowledge of the existence of such Authorship Rights or Invention, which acquisition shall be made on fair and reasonable terms to be agreed.

(f)         The Executive shall give notice in writing to the Company promptly on becoming aware of any infringement or suspected infringement of any intellectual property rights in any Invention, Authorship Rights or Works which are owned by the Company, or which are acquired or to be acquired by the Company pursuant to Section 14(e). The Executive shall also notify the Company promptly on becoming aware of any infringement or suspected infringement of any other intellectual property rights which the Executive should reasonably believe to be vested in or owned by the Company or any Associated Companies or of any use by or disclosure to a third party (which he should reasonably believe to be unauthorized by the Company) of any Confidential Information.

(g)          Save for Section 14(f), rights and obligations under this Agreement shall continue in force after the termination of this Agreement in respect of each or each set of Invention, Authorship Rights or Works and shall be binding upon the Executive’s representatives.

(h)          The Executive irrevocably waives any rights he may have under Chapter IV (Moral Rights) of the Intellectual Property (Copyright and Related Rights) Act 2005 and any corresponding rights under the applicable laws of any other jurisdiction in respect of all Authorship Rights owned by the Company, or acquired by the Company or to be acquired by the Company pursuant to Section 14(e).

(j)         The Company acknowledges that as of the Commencement Date the Executive may own and/or hold rights in and to intellectual property that would, or could, otherwise constitute Inventions, Authorship Rights or Works, but were created, developed or acquired prior to the Commencement Date, and the Company agrees and acknowledges that none of such intellectual property or rights (nor, for the avoidance of doubt, any of Executive’s experience, knowledge and contacts in the gaming or other industries) shall constitute property or rights of the Company (and that the Executive shall not be deemed to have granted any right or license thereto hereunder or by mere service to the Company), and that the Executive shall be free to use and exploit such property or rights as he determines in his sole and absolute discretion. The Company further acknowledges that from and after the Commencement Date the Executive may create, develop or acquire Inventions, Authorship Rights or Works for use in businesses or activities outside the lines of business then conducted by the Company or any other Group Company, and the Company agrees and acknowledges that it has no right, title or interest therein or any right or claim to prevent or restrict any such activity by or for the Executive.

(k)          For the avoidance of doubt, and in light of the non-exclusive nature of this Agreement, the Executive’s contacts and calendar shall (anything in this Agreement to the contrary notwithstanding) at all times be the property of the Executive and not the Company, and shall not be required to be delivered to the Company on termination; provided that the Company shall be entitled to retain a copy of such contacts and calendar to the extent relevant to the business of the Company or any other Group Company.

15.	CONFIDENTIALITY.

(a)         In addition to the Executive’s common law obligations to keep confidential information secret, he must not disclose to any person, firm or company, otherwise than in the proper course of his duties or with the written consent of the Company, any trade secret or information of a confidential nature concerning the Company’s business or the business of any Associated Company, or any client or prospective client of any of them including, but not limited to:

(i)          any trade secret or confidential or secret information concerning the business development, affairs, future plans, business methods, connections, operations, accounts, finances, organization, processes, policies or practices, designs, dealings, trading, software, or know-how relating to or belonging to the Company and/or to any Associated Company or any of its suppliers, agents, distributors, clients or customers;

(ii)         confidential computer software, computer-related know-how, passwords, computer programs, specifications, object codes, source codes, network designs, business processes, business logic, inventions, improvements and/or modifications relating to or belonging to the Company and/or any Associated Company;

(iii)        details of the Company’s or any Associated Company’s financial projections or projects, prices or pricing strategy, advertising, marketing or development plans, product development plans or strategies, fee levels, commissions and commission structures, market share and pricing statistics, marketing surveys and research reports and their interpretation;

(iv)        any confidential research, report or development undertaken by or for the Company or any Associated Company;

(v)         details of relationships or arrangements with, or knowledge of the needs or the requirements of, the Company’s or any Associated Company’s actual or potential clients or customers;

(vi)        information supplied in confidence by customers, clients or any third party to which the Company or any Associated Company owes an obligation of confidentiality;

(vii)       lists and details of contracts with the Company’s or any Associated Company’s actual or potential suppliers;

(viii)      information of a personal or otherwise of a confidential nature relating to fellow employees, directors or officers of and/or consultants to, the Company and/or any Associated Company for which the Executive may from time to time provide services;

(ix)         confidential information concerning, or details of, any competitive business pitches, and/or target details;

(x)          any document or information marked as confidential on its face; or

(xi)         any document or information which has been supplied to the Executive in confidence or which he has been informed is confidential or which he might reasonably be aware is confidential.

Any information of the sort described in this Section 15(a) which the Executive obtains or becomes aware of during the course of his employment under this Agreement or which, by virtue of the Executive’s position, it may reasonably be assumed he has obtained or become aware of during the course of his employment under this Agreement shall be “Confidential Information” for the purposes of this Agreement.

(b)          The Executive undertakes to use his best endeavors (subject to payment by the Company of any expense reasonably incurred in so doing) to prevent unauthorized publication or disclosure to any third party of any Confidential Information (save as may be required by law or a duly authorized regulatory body).

(c)          The provisions in Sections 15(a) and 15(b) shall continue to apply after termination of employment, howsoever arising, without any time limit. The provisions in Sections 15(a) and 15(b) shall not apply to any information or knowledge which (i) is or comes into the public domain other than through unauthorized disclosure of the Executive, (ii) is or becomes available to the Executive on a non-confidential basis from a source which is entitled to disclose it to the Executive, or (iii) was already known to the Executive prior to the date hereof.

(d)          Nothing in this Section 15 shall be construed or interpreted as preventing the Executive from making a disclosure pursuant to any applicable legal requirement or order of any court or other tribunal or regulatory body. In circumstances where the Executive feels it is necessary for him to make such a disclosure, he should, to the extent practical, first raise the issue with the Board, or if the Executive’s concerns relate to certain members of the Board, to an officer or officers of the Company whom he believes are not involved or implicated in the relevant matter.

(e)          Nothing in this Agreement or otherwise shall prohibit the Executive from (i) reporting possible violations of federal or state law or regulation to any U.S. governmental agency or entity or self-regulatory organization (including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, and any U.S. agency Inspector General), or making other disclosures that are protected under the whistleblower provisions or other provisions of U.S. federal or state law or regulation, (ii) providing truthful testimony or statements to the extent, but only to the extent, required by applicable law, rule, regulation, legal process or by any court, arbitrator, mediator or administrative, regulatory, judicial or legislative body (including any committee thereof) with apparent jurisdiction (provided, however, that in such event, except as set forth in the foregoing clause (i) above or clause (iii) below, Executive will give the applicable Group Company prompt written notice thereof prior to such disclosure so that the Group Company may seek appropriate protection for such information), (iii) reporting or disclosing information under the terms of the Company’s Reporting Suspected Violations of Law Policy or such similar policy as the applicable Group Company may have in effect from time to time, or (iv) disclosing information to the extent necessary to enforce the terms of this Agreement.

16.	TERMINATION OF EMPLOYMENT.

(a)          The employment of the Executive may be terminated by the Company for Cause immediately upon written notice to the Executive. “Cause” shall mean any of the following:

(i)          the Executive commits any serious or persistent material breach of the terms contained in this Agreement (after receiving prior written warning of the nature of such breach and having been given a reasonable opportunity to rectify it); or

(ii)         the Executive is guilty of any gross negligence or willful gross misconduct having a material adverse effect on the Company or Group in connection with or affecting the business or affairs of the Company or any Associated Company for which he is required to perform duties; or

(iii)         the Executive is convicted of, or pleads guilty or nolo contendere to, a felony (other than for a traffic-related offense); or

(iv)         the Executive commits or has committed any material breach of this Agreement that has a material adverse effect on the Company or Group. No act or omission to act by Executive shall be “willful” if conducted in good faith or with a reasonable belief that such act or omission was in the best interests of the Company. Upon a termination of the Executive’s employment pursuant to this Section 16(a), neither the Company nor any of the Affiliated Companies, shall be under any further obligation to the Executive, except the Company’s obligation to pay (A) all accrued but unpaid salary to the date of termination (to be paid within 30 days following such termination, less all applicable deductions), (B) any earned and vested benefits and payments pursuant to the terms of any benefit or incentive plan or arrangement or award for the benefit of the Executive (including without limitation the reimbursement required by Section 9 above), (C) all unreimbursed business expenses incurred and properly submitted in accordance with this Agreement (which payments and benefits described in subsections (A) through (C) are referred to herein as the “Accrued Benefits”), and (D) for the avoidance of doubt, the Deferral Portion.

(b)          The Executive may terminate his employment at any time for Good Reason by giving written notice to the Company of his good faith belief that an event constituting Good Reason has occurred (without the Executive’s consent) within 90 days of the Executive having knowledge of the circumstances that led to his good faith belief. “Good Reason” shall mean any of the following: (A) a reduction in Executive’s titles, duties or authorities (including direct reporting responsibilities); (B) a reduction in the Executive’s salary or target annual bonus; (C) any relocation of the Executive’s principal office to a location not agreed by him; or (D) a material breach of this Agreement by the Company; provided, that the Company shall have 30 days following receipt of such notice to cure such circumstance. If the Company fails to timely cure such circumstance, the Executive’s employment shall terminate upon on the 90th day following the Company’s receipt of the Executive’s notice of the event in question. Upon a termination of the Executive’s employment by the Executive for Good Reason pursuant to this Section 16(b) or upon a termination of the Executive’s employment by the Company without Cause, the Executive shall be entitled to receive from the Company: (I) the Accrued Benefits; (II) any earned but unpaid annual bonus with respect to the year prior to the year in which the termination occurred; (III) a pro-rated maximum annual bonus for the year in which the termination occurred (based on a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year and the denominator of which is 365) (in each case of clauses (I), (II) and (III) through the end of the notice period that would have been applicable had the Executive been terminated as of the date of such notice by the Company pursuant to Section 2(b) above; (IV) continued payment of the Executive’s salary for the two-year period following the termination date (or, if such termination occurs within the two-year period immediately following the closing of the Business Combination or any Change in Control, payment of the Executive’s salary for the three-year period following the termination date), payable in accordance with the Company’s then current payroll practice; (V) payment of an amount equal to two times (or, if such termination occurs within the two-year period immediately following the closing of the Business Combination or any Change in Control, three times) the Executive’s maximum annual bonus, payable in equal installments over the two-year period (or three-year period, as the case may be) following the termination date in accordance with the Company’s then current payroll practice; (VI) acceleration to the termination date of 100% vesting of all incentive and equity (or equity-based) compensation received by him or to which he is entitled (or, in the case of any award under the Plan, such award shall not be forfeited upon such termination, but shall remain subject to the time, performance or other conditions to vesting specified in such award); and (VII) for the avoidance of doubt, the Deferral Portion.

(c)          Upon the termination of his employment (for whatever reason and howsoever arising), the Executive:

(i)          shall not take away, conceal or destroy but shall immediately deliver up to the Company all documents (which expression shall include but without limitation notes, memoranda, correspondence, drawings, sketches, plans, designs a nd any other material upon which data or information is recorded or stored) produced during the course of his employment with the Company relating to the business or affairs of the Company or any Associated Company or any of their clients, customers, shareholders, employees, officers, suppliers, distributors and agents together with any other property belonging to the Company or any Associated Company which may then be in his possession or under his control;

(ii)         shall at the request of the Board immediately resign without claim for compensation from office as a director of any Associated Company and from any other office held by him in the Company or any Associated Company (but without prejudice to any claim he may have for damages for breach of this Agreement or otherwise) and in the event of his failure to do so the Company is hereby irrevocably authorized to appoint some person in his name and on his behalf to sign and deliver such resignations; and

(iii)         shall immediately repay all outstanding debts or loans due to the Company or any Associated Company and the Company is hereby authorized to deduct from any amount owed to the Executive a sum in repayment of all or any part of any such debts or loans.

(d)          If the Executive is involved in any pending or potential litigation, investigation or regulatory or administrative proceeding (each a “Proceeding”) to which the documents the Executive previously delivered to the Company pursuant to Section 16(c)(i) hereof may relate, the Company shall provide the Executive with access to such documents to the extent they are potentially related to the Proceeding.

17.	[RESERVED]

18.         ARBITRATION. The parties agree that all claims, disputes, and/or controversies arising under this Agreement and/or related to the Executive’s employment hereunder or the termination of such employment (whether or not based on contract, tort or upon any federal, state or local statute, including but not limited to claims asserted under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, any state Fair Employment Practices Act, and/or the Americans with Disabilities Act), shall be resolved exclusively through mediation/arbitration by JAMS, in the County of New York in the State of New York, in accordance with the JAMS Rules and Procedures for Mediation/Arbitration of Employment Disputes; provided, however, that in the event that the Company alleges that the Executive is in breach of any of the provisions contained in Sections 4(a)(ii), 14 or 15 of this Agreement, the Company shall not be exclusively required to submit such dispute to mediation/arbitration. In such event, the Company may, at its option, seek and obtain from any court having jurisdiction, injunctive or equitable relief, in addition to pursuing at arbitration all other remedies available to it (including without limitation any claims for relief arising out of any breach of Sections 4(a)(ii), 14 or 15 of this Agreement).  In the event that the Company chooses to bring any such suit, proceeding or action for injunctive or equitable relief in an appropriate court, the Executive hereby waives his right, if any, to trial by jury, and hereby waive his right, if any, to interpose any counterclaim or set-off for any cause whatever and agree to arbitrate any and all such claims.

19.	[RESERVED]

20.	PARACHUTE PAYMENTS.

(a)          Notwithstanding anything to the contrary contained in this Agreement, to the extent that any amount, stock option, restricted stock, RSUs, other equity awards or benefits paid or distributed to the Executive pursuant to this Agreement or any other agreement or arrangement between the Company and the Executive (collectively, the "280G Payments") (a) constitute a "parachute payment" within the meaning of Section 280G of the Code and (b) but for this Section 21, would be subject to the excise tax imposed by Section 4999 of the Code, then the 280G Payments shall be payable either (i) in full or (ii) in such lesser amount which would result in no portion of such 280G Payments being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income or excise taxes (including the excise tax imposed by Section 4999) results in the Executive’s receipt on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Executive and the Company otherwise agree in writing, any determination required under this Section shall be made in writing by an independent public accountant selected by the Company (the "Accountants"), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section, as well as any reasonable legal or accountant expenses, or any additional taxes, that the Executive may incur as a result of any calculation errors made by the Accountant and/or the Company in connection with the Code Section 4999 excise tax analysis contemplated by this Section.

(b)          Additional 280G Payments. If the Executive receives reduced 280G Payments by reason of this Section 20 and it is established pursuant to a final determination of the court or an Internal Revenue Service proceeding that the Executive could have received a greater amount without resulting in an excise tax, then the Company shall promptly thereafter pay the Executive the aggregate additional amount which could have been paid without resulting in an excise tax as soon as practicable.

(c)          Review of Accountant Determinations. The parties agree to cooperate generally and in good faith with respect to (i) the review and determinations to be undertaken by the Accountants as set forth in this Section 20 and (ii) any audit, claim or other proceeding brought by the Internal Revenue Service or similar state authority to review or contest or otherwise related to the determinations of the Accountants as provided for in this Section 20, including any claim or position taken by the Internal Revenue Service that, if successful, would require the payment by the Executive of any additional excise tax, over and above the amounts of excise tax established under the procedure set forth in this Section 20.

(d)          Order of 280G Payment Reduction. The reduction of 280G Payments, if applicable, shall be effected in the following order (unless the Executive, to the extent permitted by Section 409A of the Code, elect another method of reduction by written notice to the Company prior to the Section 280G event): (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24), will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24), will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata. Any reductions made pursuant to each of clauses (i)-(v) above will be made in the following manner: first, a pro-rata reduction of cash payment and payments and benefits due in respect of any equity not subject to Section 409A, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to Section 409A as deferred compensation.

21.	NOTICES.

(a)          Any notice to be given under this Agreement shall be given in writing and shall be deemed to be sufficiently served by one party on the other if it is delivered personally or is sent by registered or recorded delivery pre-paid post addressed to either the Company’s registered office for the time being or the Executive’s last known address as the case may be.

(b)          Any notice sent by post shall be deemed (in the absence of evidence of earlier receipt) to be received 2 days after posting and in proving the time such notice was sent it shall be sufficient to show that the envelope containing it was property addressed, stamped and posted.

22.	MISCELLANEOUS.

(a)          The Executive hereby confirms that by virtue of entering into this Agreement he will not be in breach of any express or implied terms of any Court Order, contract or of any other obligation legally binding upon him.

(b)          Any benefits provided by the Company to the Executive or his family which are not expressly referred to in this Agreement shall be regarded as ex-gratia benefits provided at the entire discretion of the Company and shall not form part of the Executive’s contract of employment.

(c)          MLCP is an intended third party beneficiary of this Agreement.

23.	SECTION 409A.

(a)          The intent of the parties hereto is that payments and benefits under this Agreement are either exempt from or comply with Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to that end; provided, that no such interpretation shall be used to diminish the Executive’s rights and entitlements hereunder.

(b)          If any payment, compensation or other benefit provided to the Executive in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A and the Executive is a “specified employee” as defined in Code Section 409A, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the Executive’s date of termination or, if earlier, the Executive’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(c)          A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Code Section 409A upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Code Section 409A and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

(d)          All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(e)          Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f)          If under this Agreement, an amount is paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

24.	DEFINITIONS AND INTERPRETATION.

(a)          In this Agreement unless the context otherwise requires the following expressions have the following meanings:

(i)          “Associated Company” means, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified person from time to time, and unless otherwise specifically provided herein, shall mean an Associated Company of the Company;

(ii)         “Board” means the Board of Directors of the Company;

(iii)        “Business Combination” means the acquisition by Hydra Industries Acquisition Corp., pursuant to the Sale Agreement, of all of the equity and shareholder loan notes of DMWSL 633 Limited, Inspired Gaming Group Ltd. and its affiliates;

(iv)        “Change in Control” shall be deemed to have occurred if:

A.           any “person”, as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (C) any corporation owned, directly or indirectly, by the stockholders of the Company (in substantially the same proportion as their ownership of shares), (a “Person”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of Parent representing 50% or more of the combined voting power of the Company’s then outstanding voting securities;

B.           there is consummated a merger or consolidation of the Company with any other entity, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) 50% or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner (as defined in clause (A) above), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

C.           there is consummated a transaction or series of related transactions which results in the sale or transfer of all or a majority of the assets of the Company and its subsidiaries taken as a whole (determined based on value); provided, however, that, solely to the extent necessary to comply with, or avoid adverse tax consequences under, Code Section 409A, none of the foregoing events shall be deemed to be a “Change in Control” unless such event constitutes a “change in control event” within the meaning of Code Section 409A.

(v)         “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(vi)        “Compensation Committee” means the compensation committee of the Board;

(vii)       “Control” means, with respect to any person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of shares or securities, partnership interests or other ownership interests, by contract, by membership or involvement in the board of directors, management committee or other management structure of such person, or otherwise and “Controlled” shall be construed accordingly;

(viii)      “Group” or “Group Company” means the Company and the Associated Companies;

(ix)         “Inspired Entertainment Group” means the Company and the Associated Companies it Controls; and

(xii)        “Sale Agreement” means the Share Sale Agreement, dated as of July 13, 2016, as it may be amended, by and among Hydra Industries Acquisition Corp., and those persons identified on Schedule 1 thereto, DMWSL 633 Limited, DMWSL 632 Limited and Gaming Acquisitions Limited.

(b)          References in this Agreement to Sections are to sections in this Agreement.

(c)          References in this Agreement to statutes or regulations shall include any statute or regulation modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted or extended by the same. Headings are for ease of reference only and shall not be taken into account in the construction of this Agreement. Words importing the singular number shall include the plural and vice versa and words importing the masculine shall include the feminine and neuter and vice versa.

(d)          This Agreement contains the entire understanding between the parties and supersedes all (if any) subsisting agreements, arrangements and understandings (written or oral) relating to the employment of the Executive which such agreements, arrangements and understandings shall be deemed to have been terminated by mutual consent. The
Executive acknowledges that he has not entered into this Agreement in reliance on any warranty, representation or undertaking which is not contained in or specifically incorporated in this Agreement. This Agreement may not be amended or terminated orally, but only by a writing executed by the parties hereto.

(e)          The various sections and sub-sections of this Agreement are severable and if any Section or Sub-Section or identifiable part thereof is held to be invalid or unenforceable by any court of competent jurisdiction then such invalidity or unenforceability shall not affect the validity or enforceability of the remaining sections or sub-sections or identifiable parts thereof in this Agreement. The Company and Executive agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(f)          The substantive laws of the state of New York in the United States shall govern this Agreement. Executive acknowledges that there is no adequate remedy at law for any breach or threatened breach of the provisions of Sections 15 and 18 of this Agreement and that, in addition to any other remedies to which it or he may otherwise be entitled as a matter of law, the Company shall be entitled to injunctive relief in the event of any such breach or threatened breach.

(g)          The Company and Executive hereby consent to the exclusive jurisdiction of the federal and state courts in the State of New York, irrevocably waive any objection it or he may now or hereafter have to laying of the venue of any suit, action, or proceeding in connection with this Agreement in any such court, and agree that service upon it shall be sufficient if made by registered mail, and agree not to assert the defense of forum non conveniens.

25.         COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first written above.

HYDRA INDUSTRIES ACQUISITION CORP.

By :	/s/ A. Lorne Weil

Name:	A. Lorne Weil

Title:	Executive Chairman

EXECUTIVE

/s/ DANIEL B. SILVERS

DANIEL B. SILVERS